SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

Form 8-K

Current Report

Pursuant to Section 13 or 15 (d) of the Securities Exchange Act of 1934

Date of Report: April 8, 2003

BANK OF SOUTH CAROLINA CORPORATION
(Exact name of registrant as specified in its charter)

South Carolina	0-27702	57-1021355

(State or other jurisdiction of	(Commission	(I.R.S. Employer
incorporation or organization)	File Number)	Identification No.)

256 Meeting Street, Charleston, SC 29401
(Address of principal executive offices) (Zip Code)

(843) 724-1500
(Registrant’s telephone number, including area code)

Item 5. OTHER EVENTS

The Board of Directors of Bank of South Carolina Corporation, at its meeting April 8, 2003 in its 256 Meeting Street banking house, announced earnings for the 1st quarter of 2003 of $433,382 or $.17 per share, an increase of 1.29% from 1st quarter 2002 earnings of $427,873 or $.17 per share.

Hugh C. Lane, Jr., President of The Bank of South Carolina, stated: “Our Bank is asset sensitive, and the declining rate environment we had in 2001 and 2002 caused our net interest margin to decline. However, with a strong loan growth in the 1st quarter of 2003 we have seen an improvement in earnings. Outstanding loans at March 31, 2003 are in excess of our year-end 2003 forecast and are in excess of $130,000,000 for the first time on a reporting period. This is also the first time total deposits exceeded $150,000,000 in a reporting period.

Our Mortgage Department continues to be the beneficiary of the low interest rate environment. We have had two years of extraordinary volume, primarily refinancing, and first quarter closing of $22,354,876 compare favorable to last year’s first quarter volume of $16,828,376.

We are off to a good start for the year and feel that our program to enhance our customer’s relationship to the bank, will increase the value of being a Bank of South Carolina customer.”

The Bank of South Carolina, a De Novo Charter, which opened in 1987 at 256 Meeting Street, has offices in Summerville, Mt. Pleasant, and the West Ashley community. It is also available on its’ website at www.banksc.com. Bank of South Carolina Corporation currently trades its common stock on the NASDAQ stock market under the symbol “BKSC”. Market makers for the stock for Bank of South Carolina Corporation are: Robinson Humphrey Company, Inc., Sterne, Agee and Leach Inc., Scott & Stringfellow, Inc., Nite Securities, LP and Speer, Leeds and Kellogg.

Bank of South Carolina Corporation (BKSC)
Report of Earnings

	Quarter Ending

	March 31,	March 31,
	2003	2002

Shares Outstanding BKSC Common Stock	2,550,695	2,550,695

Book Value Per Share	7.58	7.47

Total Assets	$173,658,947	$163,353,423

Net Income	$433,382	$427,873

Basic Earnings Per Share	$.17	$.17

Diluted Earnings Per Share	$.17	$.17

Weighted Average Shares Outstanding Basic	2,550,695	2,550,695

Weighted Average Shares Outstanding Diluted	2,550,695	2,561,525

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

BANK OF SOUTH CAROLINA CORPORATION
(Registrant)

April 8, 2003	By:	/s/ William L. Hiott, Jr.

William L. Hiott, Jr.
Executive Vice President and Cashier